Exhibit 3.1

CERTIFICATE OF

LIMITED PARTNERSHIP

OF

SABINE PASS LNG, L.P.

This Certificate of Limited Partnership of Sabine Pass LNG, L.P. (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the Partnership is: Sabine Pass LNG, L.P.

2. The address of the Registered Office of the Partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership’s Registered Agent at that address is Corporation Service Company.

3. The name and business address of the General Partner is:

Sabine Pass LNG-GP, Inc.

333 Clay Street, Suite 3400

Houston, Texas 77002

In Witness Whereof, the undersigned, constituting the General Partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 20th day of October, 2003.

SABINE PASS LNG-GP, INC.

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Secretary and Treasurer